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Exhibit 10.40

June 7, 2006

Andrès Gavinet
11601 Wilshire Blvd. Ste. #350
Los Angeles, CA 90025

RE:
Terms of Employment

Dear Andrès

        We are pleased to present you with the terms of your proposed employment as our Executive Vice President—Finance. You will initially be employed by Douglas Emmett and Company (and upon a successful completion of an IPO you will employed by Douglas Emmett, Inc., or a subsidiary thereof, (the "REIT")). You will primarily report to the REIT's CFO with additional responsibility to the REIT's COO and CEO. Your supervisory and reporting responsibilities for the REIT are expected to include accounting, the audit function, taxes, SEC reporting, Sarbanes Oxley, investor relations, earnings projections, the corporate model, and support for capital markets transactions. The REIT's CAO is expected to report to you and the COO.

        Your employment start date will be on or about July 1, 2006. Your beginning annual base salary will be $300,000 plus a discretionary annual bonus based on performance with a target of 80% of your base salary. You also will be given a package of other benefits, which currently include a cell phone for business use, a car allowance, and health insurance, commensurate with our Senior Vice Presidents. Annual employee performance reviews are generally done in December. Your first annual employee performance and bonus review is expected to be in December 2006 at which time you will be considered for your 2008 bonus on a prorated basis with a target of $175,000 AG.

        Upon a successful completion of an IPO, and at the same time as the other senior officers of the REIT and on our standard grant agreements, you will receive a grant of 15,000 LTIP units and of non qualified options with an exercise price equal to the IPO price covering 44,444 shares of REIT common stock, each vesting 25% each year on December 31, beginning on December 31, 2007. (The number of shares and LTIP units are based on a price per share of $20 and a value for each of option of $2.25, and will be adjusted proportionately to the extent the mid point of the range in the "road show" prospectus (but not the final prospectus) differs from those values). In the event of a "change in control" (which will be defined in the grants), any unvested portion of the grant shall vest.

        Your employment status is as an exempt employee. Exempt employees are not eligible for overtime pay; our office is formerly open from 8:30 in the morning to 6:00 in the evening.

        Douglas Emmett and Company currently offers two health service programs for medical and hospitalization care. We offer an "HMO only" plan in which Douglas Emmett typically pays the premium cost for the employee. Typically, the employee pays dependent and family coverage premiums. The alternative program is a "PPO—Preferred Provider Option" plan. Typically, the employees are responsible for a portion of the premium cost for individual as well as dependent/family coverage. Attached is the summary of benefits addendum including typical current premium costs to the employee. Both health care plans are provided through Health Net. Our current dental and vision care provider is Triple Choice Plans. Similar to the health care plan, there are HMO and PPO choices with the Triple Choice coverage. You will become eligible for these benefits effective the first day of the month after a sixty-day waiting period. We also currently provide a Section 125 "Cafeteria" plan, which allows for the payment of medical/dental premiums with pre-tax dollars and also offers the employee the opportunity to use "flex" pre-tax programs to pay for qualified childcare and uninsured medical costs. Our Human Resources Department will be pleased to answer your questions concerning the various programs currently available to you.

        Vacation time is given in the form of "Personal Time Off" or "PTO". PTO is provided instead of vacation and sick days. During your first year of employment, you will earn 15 PTO days on a pro-rata basis beginning on your first day of employment.

        You will be eligible to participate in the 401(k) plan the quarter following six full months of employment. Employer contributions to the plan are made at the employer's discretion. For the last five years the employer made a 50% matching contribution to a maximum of $3,000 per employee.

        Of course, this letter cannot set out all of the employee policies to which you will be subject. Human Resources will assist you to complete the "New Hire" packet on your first day of work, which will include a number of those policies. Our policies and benefits are subject to change without prior notice. You will be expected to review and execute a copy of our Confidentiality Agreement and Mutual Agreement to Arbitrate Claims as a condition of your employment. Your acceptance of these employment terms is based on your understanding and acknowledgment that you are hired as an "employee-at-will" and as a result, your employment with Douglas Emmett and Company can be terminated at any time with our without cause and with or without advanced notice. This letter and the terms set forth herein do not alter the at-will nature of your employment, which can only be changed by a written agreement executed by myself or Jordan. Please be advised that this offer for employment is subject to our approval of a reference and background check.

        We are very excited by the prospect of having you join the team and we are looking forward to a mutually prosperous relationship with you.

Sincerely,

Ken Panzer
Chief Operating Officer

AGREED AND ACCEPTED

/s/ ANDRÈS GAVINET Andrès Gavinet	6-8-06 Date
cc:
Bill Kamer
Jordan Kaplan

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  Exhibit 10.40